Exhibit 10.3

FORM OF

EMPLOYEE MATTERS AGREEMENT

DATED AS OF [●], 2016

BY AND BETWEEN

EMERSON ELECTRIC CO.

AND

VERTIV CO.

-i-

-ii-

EMPLOYEE MATTERS AGREEMENT

EMPLOYEE MATTERS AGREEMENT, dated as of [            ], 2016 (this “Agreement”), between EMERSON ELECTRIC CO., a Missouri corporation (“Emerson”), and VERTIV CO., a Delaware corporation (“Vertiv”).

W I T N E S S E T H :

WHEREAS, concurrently with the entry into this Agreement, Emerson and Vertiv are entering into a Separation and Distribution Agreement, dated as of [            ], 2016 (the “Separation Agreement”), and certain other Transfer Documents (as defined in the Separation Agreement) setting forth certain transactions that will be consummated in connection with, and are conditions to, the consummation of the Separation and the Distribution (each, as defined in the Separation Agreement);

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, Emerson and Vertiv are entering into this Agreement for the purpose of allocating between them assets, liabilities and responsibilities with respect to certain employee matters, to the extent that such matters are not addressed in the Restructuring (as defined in the Separation Agreement) that will precede the Distribution; and

WHEREAS, Emerson and Vertiv have agreed that, except as otherwise specifically provided herein, the general approach and philosophy underlying this Agreement is to allocate assets, liabilities and responsibilities relating to compensation and benefits to Vertiv (as opposed to Emerson) to the extent they relate to employees primarily related to the NP Business (as defined in the Separation Agreement);

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

Definitions

Section 1.1. Definitions. (a) The following terms, as used herein, shall have the following meanings:

“Applicable Transfer Time” means, in the case of (i) a TSA Employee, 11:59:59 p.m. on the relevant TSA Termination Date and (ii) any other Vertiv Employee, the Effective Time.

“ARD TSA Employee” means any individual (i) who is identified as such on the Employee Schedule or (ii) (A) who, as of immediately prior to the Effective Time, is Employed by the Emerson Group and devotes a majority of his or her working time to performing services on behalf of the NP Business or a Transferred Entity, (B) whose services are provided or to be provided to the Vertiv Group pursuant to a Transition Services Agreement and (C) who, if

Employed by the Emerson Group as of immediately prior to the applicable TSA Termination Date, will transfer to the Vertiv Group on such date automatically by operation of law pursuant to the Transfer Regulations.

“Assumed Plan” means each Employee Benefit Plan that is contributed to, sponsored, maintained or entered into by the Emerson Group and that is listed on Schedule 1.1(a).

“Completion Bonuses” means the amounts payable to Vertiv Employees pursuant to completion letters entered into between Emerson and such employees in anticipation of the Distribution.

“Emerson Employee” means each Person who, as of the Applicable Transfer Time, is not a Vertiv Employee and is employed by the Emerson Group.

“Emerson Equity-Based Plans” means the 2006 Incentive Shares Plan, 2015 Incentive Shares Plan, 1998 Stock Option Plan, 2001 Stock Option Plan and 2011 Stock Option Plan.

“Emerson Health and Welfare Plan” means any Emerson Plan that provides for health or welfare benefits, including any health, medical, dental, vision, prescription, flexible spending, disability or life benefits, whether with respect to active, inactive or former employees.

“Emerson Plan” means each Employee Benefit Plan that is sponsored, maintained or entered into by any member of the Emerson Group. For the avoidance of doubt, no Vertiv Plan or Vertiv Collective Bargaining Agreement is an Emerson Plan.

“Employed” means, with respect to an employee as of an applicable date of determination, that as of such date such employee (i) is actively employed, (ii) is absent from work on account of paid time off, Garden Leave, vacation, sick or personal leave, short- or long-term disability or leave of absence (other than a leave of absence resulting from a reduction in force or a “bridging” of age and/or service credit for purposes of an Employee Benefit Plan) or (iii) for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or applicable Law.

“Employee Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits).

“Employee Schedule” means the schedule entitled “Employee Schedule” to be provided by Emerson to Vertiv as of the most recent date practicable prior to the Effective Time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Former Business Employee” means, as of the Effective Time, each former employee of the Emerson Group or the Vertiv Group who, as of immediately prior to termination of employment devoted a majority of his or her working time to performing services on behalf of the NP Business or a Transferred Entity.

“Former Non-Business Employee” means, as of the Effective Time, each former employee of the Emerson Group or the Vertiv Group who is not a Former Business Employee.

“Garden Leave” means an absence from active service at the request of an employer during a statutory or contractual notice period preceding termination of employment.

“LOA Employee” means any (i) Vertiv Employee who (A) is on an approved leave of absence as of the Applicable Transfer Time and (B) cannot be transferred to the Vertiv Group as of the Applicable Transfer Time due to restrictions imposed by applicable Law or (ii) Emerson Employee who (A) is on an approved leave of absence as of the Applicable Transfer Time and (B) cannot be transferred to the Emerson Group as of the Applicable Transfer Time due to restrictions imposed by applicable Law.

“LOA Return Deadline” means the date that is twelve (12) months after the Applicable Transfer Time.

“Multiemployer Plans” means, collectively, (i) the plans listed on Schedule 1.1(b) and (ii) any other “multiemployer plan” (as defined in Section 3(37) of ERISA) to which any Transferred Entity has any obligation to contribute.

“Non-ARD TSA Employee” means any individual (other than an ARD TSA Employee) (i) who is identified as such on the Employee Schedule or (ii) (A) who, as of immediately prior to the Effective Time, is Employed by the Emerson Group, (B) whose services are provided or to be provided to the Vertiv Group pursuant to a Transition Services Agreement, and (C) who remains Employed by the Emerson Group and continues to provide services to the Vertiv Group pursuant to a Transition Services Agreement as of immediately prior to the applicable TSA Termination Date.

“Restrictive Covenants” means all restrictive covenants, including covenants relating to non-disclosure, non-solicitation, non-competition, confidentiality or trade secrets that are provided for or set forth in any Emerson Plan or Vertiv Plan and as to which any member of the Vertiv Group or the Emerson Group is the intended beneficiary.

“Retained Benefit Plan” means any Business Benefit Plan that is not an Assumed Plan or a Transferred Entity Benefit Plan.

“Special Cash Awards” means the amounts payable to Vertiv Employees pursuant to special cash award agreements entered into between Emerson and such employees in anticipation of the Distribution.

“Specified Emerson Rights” means any and all rights to enjoy, benefit from or enforce any and all Restrictive Covenants that are applicable or related, in whole or in part, to the Emerson Assets or any business of the Emerson Group following the Effective Time.

“Specified Vertiv Rights” means any and all rights to enjoy, benefit from or enforce any and all Restrictive Covenants that are applicable or related, in whole or in part, to the NP Assets or the NP Business following the Effective Time.

“Transfer Regulations” means any law implementing Council Directive 77/187/EEC as amended by Council Directive 90/50/EC and any similar legislation in any jurisdiction which provides for the automatic transfer of employment in the event of a transfer of a business or services.

“Transferred Entity Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained or entered into by a Transferred Entity (including, for the avoidance of doubt, the Vertiv Collective Bargaining Agreements).

“Transition Services Agreement” means any Transition Services Agreement to be entered into between a member of the Emerson Group and a member of the Vertiv Group.

“Tri-Partite Agreement” means an agreement in a form satisfactory to Emerson among (a) a member of the Emerson Group, (b) a member of the Vertiv Group and (c) a Vertiv Employee or Emerson Employee pursuant to which (i) such Vertiv Employee or Emerson Employee agrees (x) to the transfer of his or her employment to the Vertiv Group or Emerson Group (as applicable) and (y) to waive any entitlement to severance or other termination-related payments or benefits in connection with such transfer and (ii) the Vertiv Group or Emerson Group (as applicable) agrees to make an offer to employ such Vertiv Employee or Emerson Employee on terms which are sufficiently comparable under applicable Law to avoid severance being paid (including where appropriate recognizing accrued seniority or length of service).

“TSA Employee” means any ARD TSA Employee or Non-ARD TSA Employee.

“TSA Termination Date” means, with respect to a TSA Employee, the date on which the Emerson Group ceases to provide the applicable services to the Vertiv Group pursuant to a Transition Services Agreement.

“Vertiv Collective Bargaining Agreements” means the agreements listed on Schedule 1.1(c).

“Vertiv Employee” means any employee (i) who is identified as such on the Employee Schedule, (ii) who is a TSA Employee, (iii) who devotes a majority of his or her working time to performing services on behalf of the NP Business or (iv) who is otherwise identified by the Parties as being a Vertiv Employee.

“Vertiv Health and Welfare Plan” means any Vertiv Plan that provides for health or welfare benefits, including any health, medical, dental, vision, prescription, flexible spending, disability or life benefits, whether with respect to active, inactive or former employees.

“Vertiv Plan” means (a) a Transferred Entity Benefit Plan or (b) an Assumed Plan.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
ASCO Severance Plan	Section 7.4(c)
Consulting Obligation	Section 2.5
Earned Emerson Performance Shares Award	Section 5.3(a)
Emerson	Preamble
Emerson 401(k) Plan	Section 6.1(a)
Emerson DB Plan	Section 6.2
Emerson DB Appendix Arrangement	Section 6.2
Emerson International Pension Plan	Section 6.6(a)
Emerson Option	Section 5.2
Emerson Retained Employee Liabilities	Section 2.1(a)
Emerson RELTEC SERP	Section 6.3
Emerson FSA Plan	Section 7.2
Emerson Performance Share	Section 5.3(a)
Non-Transfer Employee	Section 3.2(c)
Separation Agreement	Recitals
Vertiv	Preamble
Vertiv 401(k) Plan	Section 6.1(a)
Vertiv Assumed Employee Liabilities	Section 2.1(b)
Vertiv FSA Plan	Section 7.2
WARN	Section 4.5(a)

(c) Capitalized terms used and not defined herein shall have the meanings set forth in the Separation Agreement. Other definitional and interpretative matters shall be governed by Section 1.02 of the Separation Agreement.

ARTICLE 2

General Allocation of Liabilities; Certain Rights

Section 2.1. Allocation of Liabilities Generally. (a) Subject to the terms and conditions of this Agreement, effective as of the Applicable Transfer Time (or the Effective Time, in the case of Former Non-Business Employees), the Emerson Group hereby assumes or retains, as applicable, and agrees to pay when due, honor and discharge the following Liabilities (collectively, “Emerson Retained Employee Liabilities”):

(i) all Liabilities relating to Emerson Employees and Former Non-Business Employees to the extent arising in connection with or as a result of their employment before, on, or after the Applicable Transfer Time;

(ii) all Liabilities arising under any Retained Benefit Plan (other than any Liabilities under any such plan that Vertiv expressly assumes under this Agreement), the Completion Bonuses, the Special Cash Awards, the Emerson Options, the portion of the Earned Emerson Performance Shares Awards described in Section Section 5.3(b), the Emerson 401(k) Plan (other than the transferred account balances under such plan described in Section 6.1(b)), the Emerson DB Plan, the Emerson International Pension Plans, the post-retirement health benefits described in Sections 7.2(a), or the paid time off described in Section 7.3(b); and

(iii) all Liabilities arising out of a breach of a Consultation Obligation to the extent that such Liabilities relate to any Emerson Employee or Former Non-Business Employee.

For the avoidance of doubt, all Emerson Retained Employee Liabilities are Retained Liabilities.

(b) Subject to the terms and conditions of this Agreement, effective as of the Applicable Transfer Time (or the Effective Time, in the case of Former Business Employees), Vertiv hereby assumes or retains, as applicable, and agrees to pay when due, honor and discharge (through reimbursement to Emerson or otherwise), and no member of the Emerson Group shall have any further obligation with respect to, the following Liabilities (collectively, the “Vertiv Assumed Employee Liabilities”):

(i) all Liabilities with respect to each (A) Vertiv Employee or (B) Former Business Employee (other than the post-retirement health benefits described in Section 7.2(a)), in each case to the extent arising in connection with or as a result of their employment before, on or after the Applicable Transfer Time, in each case, other than any such Liabilities that Emerson assumes or retains pursuant to Section 2.1(a);

(ii) all Liabilities under any Transferred Entity Benefit Plan, Vertiv Collective Bargaining Agreement, Assumed Plan, Multiemployer Plan, the Emerson RELTEC SERP or the ASCO Severance Plan;

(iii) all Liabilities arising out of or in connection with the payments described in Section 5.3(d), the transferred account balances under the Emerson 401(k) Plan described in Section 6.1(b), the post-retirement benefits described in Section 7.2(b) and (c), or the paid time off described in Section 7.3(a); and

(iv) all Liabilities arising out of a breach of a Consultation Obligation to the extent that such Liabilities relate to any Vertiv Employee or Former Business Employee.

For the avoidance of doubt, all Vertiv Assumed Employee Liabilities are NP Liabilities.

Section 2.2. Retention of Emerson Plans. Except as otherwise expressly provided under this Agreement, the Emerson Group shall retain all Emerson Plans and any assets related thereto (other than, for the avoidance of doubt, the Assumed Plans and any assets related thereto).

Section 2.3. Satisfaction of Liabilities. The parties will reasonably cooperate to enter into such arrangements as are necessary to have the Emerson Group and the Vertiv Group directly satisfy each of their respective Liabilities under this Agreement, except as otherwise expressly provided in this Agreement. However, to the extent this is not practicable for administrative, legal or other reasons, it is understood that each Group may satisfy the other Group’s Liabilities under this Agreement, in which case Emerson and/or Vertiv shall cause the Emerson Group or the Vertiv Group, as applicable, to promptly reimburse the other Group for such Liabilities.

Section 2.4. Assignment of Certain Rights. (a) To the extent permitted by applicable Law and the applicable agreement, if any, Emerson hereby assigns, to the maximum extent possible, on behalf of itself and the Emerson Group, the Specified Vertiv Rights to Vertiv. The Emerson Group and the Vertiv Group shall execute such documentation as may be reasonably necessary to effectuate the foregoing assignment.

(b) To the extent permitted by applicable Law and the applicable agreement, if any, Vertiv hereby assigns, to the maximum extent possible, on behalf of itself and the Vertiv Group, the Specified Emerson Rights to Emerson. The Emerson Group and the Vertiv Group shall execute such documentation as may be reasonably necessary to effectuate the foregoing assignment.

Section 2.5. Labor Relations. To the extent required by applicable Law, or any collective bargaining agreement, contract or arrangement with a labor union, works council or similar employee organization, the Emerson Group and the Vertiv Group shall cooperate and provide all reasonable assistance requested by the other to provide notice to, engage in consultation with and take any similar action which may be required in connection with the Separation (any such required action, a “Consultation Obligation”).

ARTICLE 3

Employees

Section 3.1. Employee Transfers.

(a) Transfers Prior to the Effective Time. Except as provided otherwise by any Transition Services Agreement, Emerson and Vertiv shall have used and shall continue to use commercially reasonable efforts to take such actions, or cause the taking of such actions, as are necessary to ensure that, as of the Effective Time, or as soon as possible thereafter, (i) each Vertiv Employee is employed by a member of the Vertiv Group and (ii) each Emerson Employee is employed by a member of the Emerson Group.

(b) ARD Transfers. Where the Transfer Regulations apply to transfer the employment of any employee either to the Emerson Group or the Vertiv Group (whether following the termination of a Transition Services Agreement or otherwise), Emerson and Vertiv agree to comply, or to cause the applicable member of the Emerson Group or the Vertiv Group to comply, with their respective obligations under the Transfer Regulations.

(c) Offers to Non-ARD TSA Employees. The Vertiv Group shall make an offer of employment to each Non-ARD TSA Employee, such offer to be made not later than 30 days prior to the relevant TSA Termination Date (or such longer period as required by applicable Law), which offer shall provide that such employment will commence as of the Applicable Transfer Time. Allocation of Liability for severance costs in connection with the offers contemplated by this Section 3.1(c) are addressed in Section 7.4.

(d) Vertiv Employees Remaining in Emerson Group Entities. If it is found or alleged that any Vertiv Employee remains an employee of the Emerson Group after the Applicable Transfer Time, Vertiv shall, within 30 days of becoming aware of that allegation or finding, cause the applicable member of the Vertiv Group to make an offer to employ such employee commencing at or as soon as possible after the Applicable Transfer Time with the Vertiv Group. For the avoidance of doubt, the Vertiv Group agrees to reimburse the Emerson Group for any employment costs incurred in respect of such employee between the Applicable Transfer Time and the date that such employee commences employment with the Vertiv Group. Allocation of Liability for severance costs contemplated by this Section 3.1(d) are addressed in Section 7.4.

(e) Emerson Employees Remaining in Vertiv Group Entities. If it is found or alleged that any Emerson Employee remains an employee of the Vertiv Group after the Applicable Transfer Time, Emerson shall, within 30 days of becoming aware of that allegation or finding, cause the applicable member of the Emerson Group to make an offer to employ such employee commencing at or as soon as possible after the Applicable Transfer Time. For the avoidance of doubt, the Emerson Group agrees to reimburse the Vertiv Group for any employment costs incurred in respect of such employee between the Applicable Transfer Time and the date that such employee commences employment with the Emerson Group. Allocation of Liability for severance costs contemplated by this Section 3.1(e) are addressed in Section 7.4.

Section 3.2. Leave of Absence Employees

(a) Return Prior to the Applicable Transfer Time. If an LOA Employee returns to active employment prior to the Applicable Transfer Time, the Parties shall have used commercially reasonable efforts to take such actions, or cause the taking of such actions, as are necessary to ensure that such LOA Employee has been transferred to, or received an offer of employment with, the Emerson Group or Vertiv Group (as applicable) to take effect as soon as possible after such LOA Employee’s return to active employment.

(b) Return After the Applicable Transfer Time. If an LOA Employee returns to active employment on or after the Applicable Transfer Time, the Parties shall use commercially reasonable efforts to ensure that each such LOA Employee is transferred to, or receives an offer of employment with, the Emerson Group or Vertiv Group (as applicable) to take effect as soon as possible after such LOA Employee’s return to active employment. The Parties agree that any employment costs incurred in respect of such employee between the

Applicable Transfer Time and the date on which such employee commences employment with the Emerson Group or the Vertiv Group (as applicable) will be reimbursed. If, however, any such LOA Employee does not transfer to, or does not accept an offer from, the correct employing group (for whatever reason) and remains with the existing employer (a “Non-Transfer Employee”), the existing employer may choose to continue to employ such Non-Transfer Employee or to terminate the employment of such Non-Transfer Employee at the earliest time permitted by applicable Law. If the existing employer chooses to continue to employ such Non-Transfer Employee, the existing employer will retain all Liabilities in relation to such Non-Transfer Employee. If the existing employer chooses to terminate the employment of such Non-Transfer employee, allocation of Liability for severance costs contemplated by this Section 3.2(b) are addressed in Section 7.4.

Section 3.3. Offers of Employment. Where the Emerson Group or the Vertiv Group (as applicable) are under an obligation to offer employment to an employee under the terms of this Section 3, such offer shall be made on terms which are broadly comparable.

Section 3.4. Employee Records. Each of the Vertiv Group and the Emerson Group shall, to the extent permitted by applicable Law, be permitted by the other to access and retain copies of such records, data and other employee-related information in any form as may be reasonably necessary or appropriate to carry out their respective obligations under applicable Law, this Agreement or any Transfer Document, and for the purposes of administering their respective Employee Benefit Plans or as may be required for the purposes of litigation.

ARTICLE 4

Assumption of Plans and Collective Bargaining Agreements

Section 4.1. Plan Participation. Except as otherwise expressly provided in this Agreement or any Transition Services Agreement, and effective as of the Applicable Transfer Time, (a) all Vertiv Employees shall cease any participation in and benefit accrual under Emerson Plans and (b) all members of the Vertiv Group shall cease to be participating employers under Emerson Plans. Except as otherwise expressly provided in this Agreement or any Transition Services Agreement, and effective as of the Applicable Transfer Time, (i) all Emerson Employees shall cease any participation in and benefit accrual under Vertiv Plans and (ii) all members of the Emerson Group shall cease to be participating employers under any Vertiv Plans.

Section 4.2. Service Credit.

(a) Vertiv shall use commercially reasonable efforts to grant each Vertiv Employee credit for years of prior service, and recognize such employee’s continuity of service, with the Emerson Group or the respective predecessors of members of the Emerson Group for all purposes under each Employee Benefit Plan that provides retirement or welfare benefits and that is sponsored or maintained by the Vertiv Group, including benefit accrual (other than benefit accrual under a plan that provides defined benefit retirement benefits); provided, however, that such credit shall not result in a duplication of benefits. Subject to applicable Law, Vertiv and Emerson agree to cooperate and exchange such information as is necessary to avoid any such duplication of benefits.

(b) Emerson shall use commercially reasonable efforts to grant each Emerson Employee credit for years of prior service, and recognize such employee’s continuity of service, with the Vertiv Group or the respective predecessors of members of the Vertiv Group for all purposes under each plan that provides retirement or welfare benefits and that is sponsored or maintained by the Emerson Group (other than benefit accrual under a plan that provides defined benefit retirement benefits); provided, however, that such credit shall not result in a duplication of benefits. Subject to applicable Law, Vertiv and Emerson agree to cooperate and exchange such information as is necessary to avoid any such duplication of benefits.

Section 4.3. Assumed Plans. Effective as of the Effective Time, Vertiv shall adopt each Assumed Plan and assume all Liabilities and responsibilities of the Emerson Group thereunder.

Section 4.4. Assumption of Collective Bargaining Agreements.

(a) From and after the Effective Time, Vertiv shall (or shall cause the applicable member of the Vertiv Group to) comply with and honor the Vertiv Collective Bargaining Agreements and be responsible for, and the relevant member of the Emerson Group shall cease to be responsible for or to otherwise have any Liability in respect of, the Vertiv Collective Bargaining Agreements as they pertain to any Vertiv Employee or Former Business Employee, other than Emerson Retained Employee Liabilities or as expressly provided otherwise in this Agreement.

(b) Without limiting the foregoing, effective as of the Effective Time, Vertiv shall assume all Liabilities with respect to the Multiemployer Plans, including with respect to any “complete withdrawal” or “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively), and from and after the Effective Time, Vertiv shall (or shall cause the applicable member of the Vertiv Group to) make all required contributions to, and comply with all other obligations with respect to, the Multiemployer Plans. The Emerson Group and the Vertiv Group shall execute such documentation as may be reasonably necessary to effectuate the foregoing.

Section 4.5. WARN.

(a) Vertiv shall assume all Liabilities in respect of the Vertiv Employees and the Former Business Employees for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act (collectively, “WARN”) or any similar applicable Law arising as a result of the transactions contemplated by the Separation Agreement and this Agreement. Vertiv and Emerson shall cooperate in good faith to mitigate any Losses under WARN or any similar applicable Law in respect of the Vertiv Employees.

(b) Emerson shall assume all Liabilities in respect of the Emerson Employees and the Former Non-Business Employees for the provision of notice or payment in lieu of notice and any applicable penalties under WARN or any similar applicable Law arising as a result of the transactions contemplated by the Separation Agreement and this Agreement. Vertiv and Emerson shall cooperate in good faith to mitigate any Losses under WARN or any similar applicable Law in respect of the Emerson Employees.

Section 4.6. Employee Loans. Effective as of the Applicable Transfer Time, the Vertiv Group hereby assumes or retains, as applicable, the loans to Vertiv Employees as set forth in Schedule 4.6. For the avoidance of doubt, such loans are NP Assets.

ARTICLE 5

Equity Awards

Section 5.1. Emerson Equity Plans. In connection with the Distribution, Emerson shall retain the Emerson Equity-Based Plans and shall cause such actions to be taken under such plans as are necessary or appropriate to reflect the Distribution as provided in this Article 5.

Section 5.2. Options. In connection with the Distribution and effective as of the Applicable Transfer Time, each option to purchase Emerson Shares (each, an “Emerson Option”) outstanding as of the Applicable Transfer Time that is held by a Vertiv Employee shall be fully vested and shall remain exercisable for a period ending 90 days after the Applicable Transfer Time (or, if earlier, the scheduled expiration of the term of such Emerson Option) pursuant to the terms of the applicable Emerson Equity-Based Plan. The Emerson Group shall retain all Liabilities related to the Emerson Options.

Section 5.3. Performance Shares. In connection with the Distribution and effective as of the Effective Time, each performance shares award related to Emerson Shares (each, an “Emerson Performance Shares Award”) outstanding as of the Distribution Date that is held by a Vertiv Employee shall be adjusted and paid out as follows:

(a) No payout shall be made until the earned portion of each Emerson Performance Shares Award is determined by the compensation committee of the board of directors of Emerson after the end of Emerson’s 2016 fiscal year (each, an “Earned Emerson Performance Shares Award”);

(b) 60% of each Earned Emerson Performance Shares Award shall be paid by Emerson to the Vertiv Employee holding such Emerson Performance Shares Award at the same time and in the same manner (whether in Emerson Shares, cash or a combination of both) as the 60% payout is made to Emerson Employees;

(c) Emerson and Vertiv shall cooperate in good faith to determine the treatment of the remaining 40% of each Earned Emerson Performance Shares Award in respect of any Vertiv Employee; and

(d) any unearned portion of each Emerson Performance Shares Award held by any Vertiv Employee shall be cancelled, and no payment shall be due from Emerson or Vertiv with respect to such portion of such award.

ARTICLE 6

Qualified Plans, Supplemental Plans and Non-U.S. Retirement Plans

Section 6.1. 401(k) Plans.

(a) As of the Applicable Transfer Time, the Vertiv Employees who are based primarily in the United States and participate in a defined contribution plan that is intended to qualify under Section 401(a) of the Code and is sponsored by a member of the Emerson Group (each, an “Emerson 401(k) Plan”) shall be fully vested in their account balances under the Emerson 401(k) Plan. As of the Applicable Transfer Time, Vertiv shall cover (or cause to be covered) each such Vertiv Employee under a defined contribution plan that is intended to qualify under Section 401(a) of the Code (the “Vertiv 401(k) Plan”). As soon as reasonably practicable following the Applicable Transfer Time, (i) Emerson shall cause the trustee of each Emerson 401(k) Plan to transfer in kind (in the case of Emerson Shares and Vertiv Shares) or in the form of cash (or such other form as may be agreed by Emerson and Vertiv) the full account balances of the Vertiv Employees under such Emerson 401(k) Plan to the appropriate trustee as designated by Vertiv under the trust agreement forming a part of the Vertiv 401(k) Plan.

(b) In consideration for the transfer of assets described in Section 6.1(a), Vertiv shall, effective as of the date of such transfer, assume all Liabilities of the Emerson Group in respect of the account balances accumulated by the Vertiv Employees prior to the Applicable Transfer Time under the Emerson 401(k) Plans. Emerson shall retain all assets and Liabilities under the Emerson 401(k) Plans except as provided in this Section 6.1.

(c) As a result of the Distribution, Emerson Employees, Former Non-Business Employees, Vertiv Employees and Former Business Employees, in each case who hold Emerson Shares under the Emerson 401(k) Plans, will receive Vertiv Shares and, in the case of Vertiv Employees, such Emerson Shares and Vertiv Shares will be transferred to the Vertiv 401(k) Plan pursuant to Section 6.1(a). The Parties will cause their respective plans and the trustees of such plans to provide that (i) following the Effective Time, (A) Emerson Employees, Former Non-Business Employees and Former Business Employees will be permitted to liquidate the Vertiv Shares that they hold under the Emerson 401(k) Plans, in accordance with the terms of the applicable plan, but will not be permitted to purchase additional Vertiv Shares under the plan and (B) Vertiv Employees will be permitted to liquidate the Emerson Shares that they hold under the Vertiv 401(k) Plan, in accordance with the terms of such plan, but will not be permitted to purchase additional Emerson Shares under the plan, and (ii) on or as soon as administratively practicable after the first anniversary of the Effective Time (or such other date as the applicable plan sponsor determines is prudent after consideration of relevant circumstances and information), all remaining Vertiv Shares held under the Emerson 401(k) Plans, and all remaining Emerson Shares held under the Vertiv 401(k) Plan, will be liquidated and reinvested in other investment vehicles available under the applicable plan, in accordance with the terms of such plan.

Section 6.2. U.S. Defined Benefit Plans.

(a) As of the Applicable Transfer Time, the Vertiv Employees who participate in the Emerson Retirement Plan (the “Emerson DB Plan”) shall be fully vested in their accrued benefits under the Emerson DB Plan. All Liabilities in respect of such accrued benefits shall be retained by the Emerson DB Plan. The Emerson DB Plan shall retain all assets thereunder.

(b) For Vertiv Employees covered under appendices 14, 32, 80, 105, 123 and 124 to the Emerson DB Plan as of immediately prior to the Applicable Transfer Time, Emerson and Vertiv shall cooperate in good faith to determine an appropriate additional contribution under the Vertiv 401(k) Plan.

Section 6.3. Supplemental Plan. Effective as of the Effective Time, all Liabilities with respect to the Emerson RELTEC SERP shall be assumed or retained, as applicable, by the Vertiv Group.

Section 6.4. No Change in Control or Severance Event. Neither the Distribution nor the consummation of the transactions contemplated herein or under the Separation Agreement shall constitute a change in control for purposes of, or is intended to trigger or otherwise give rise to any severance obligations or entitlements under, any Emerson Plan or Vertiv Plan.

Section 6.5. Sections 162(m) and 409A. Notwithstanding anything in this Agreement to the contrary, Emerson and Vertiv agree to use their reasonable best efforts to provide for any treatment different from that otherwise provided herein in order that the treatment not cause (a) a federal income tax deduction to be limited by reason of Section 162(m) of the Code nor (b) the imposition of an additional tax under Section 409A of the Code.

Section 6.6. Non-U.S. Retirement Plans.

(a) In respect of any Emerson Plan which provides retirement benefits for Vertiv Employees who are based primarily outside the United States (each such plan, an “Emerson International Pension Plan”), effective as of the Applicable Transfer Time, each Vertiv Employee who is an active participant in such plan immediately prior to the Applicable Transfer Time shall be vested in his or her accrued benefits earned under such plan through the Applicable Transfer Time to the extent required by applicable Law.

(b) Unless required by applicable Law, all Liabilities in respect of benefits accrued as of the Applicable Transfer Time by each Vertiv Employee under the Emerson International Pension Plans shall be considered Emerson Retained Employee Liabilities, and unless required by applicable Law, the applicable Emerson International Pension Plan shall retain all assets thereunder.

(c) In respect of any Vertiv Plan which provides retirement benefits for Vertiv Employees who are based primarily outside the United States, the Liabilities and assets under such plan shall be assumed or retained, as applicable, by the applicable Transferred Entity.

ARTICLE 7

Health and Welfare Plans

Section 7.1. Health and Welfare Plan Liabilities. (a) As of the Applicable Transfer Time, each Vertiv Employee shall cease participation in the Emerson Health and Welfare Plans (other than, for the avoidance of doubt, the Transferred Entity Benefit Plans) and commence participation in the Vertiv Health and Welfare Plans. The Emerson Group shall be responsible for providing benefits in respect of claims incurred under the Emerson Health and Welfare Plans for the Vertiv Employees and (where applicable) Former Business Employees and their beneficiaries and dependents prior to the Applicable Transfer Time (to the extent that benefits are due pursuant to the terms of such plans). Benefits in respect of all welfare plan claims incurred by the Vertiv Employees at or after the Applicable Transfer Time shall be provided by the Vertiv Group. For purposes of this Section 7.1(a), the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and (ii) health or medical, dental, vision care and/or prescription drug benefits, upon provision of the applicable services, materials or supplies. For the avoidance of doubt, (A) Emerson shall be responsible for providing short- and long-term disability benefits that, in accordance with the terms of such plans, are made in respect of the period prior to the Applicable Transfer Time, and Vertiv shall be responsible for providing such benefits that, in accordance with the terms of such plans, are made in respect of the period at or after the Applicable Transfer Time, and (B) Emerson’s and Vertiv’s respective obligations under this Section 7.1(a) shall be subject to a Transition Services Agreement, where applicable.

(b) The Vertiv Group shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Vertiv Employees under any health and welfare plans in which such Vertiv Employees are eligible to participate after the Applicable Transfer Time to the extent that such limitations were waived under the applicable Emerson Health and Welfare Plan and (ii) provide each Vertiv Employee with credit for any co-payments and deductibles paid prior to the Applicable Transfer Time in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Vertiv Employees are eligible to participate after the Applicable Transfer Time.

Section 7.2. Post-Retirement Health and Life Insurance Benefits.

(a) Effective as of the Effective Time, all Liabilities with respect to post-retirement health benefits for the Former Business Employees identified on the Employee Schedule as eligible for such benefits shall be assumed or retained, as applicable, by the Emerson Group.

(b) Effective as of the Applicable Transfer Time, all Liabilities with respect to post-retirement health benefits for the Vertiv Employees identified on the Employee Schedule as eligible for such benefits shall be assumed or retained, as applicable, by the Vertiv Group.

(c) Effective as of the Applicable Transfer Time (or the Effective Time, in the case of Former Business Employees), all Liabilities with respect to post-retirement life insurance benefits for the Vertiv Employees and the Former Business Employees identified on the Employee Schedule as eligible for such benefits shall be assumed or retained, as applicable, by the Vertiv Group.

(d) Without limiting the generality of Section 8.11, nothing in this Section 7.2, expressed or implied, shall constitute a limitation on the rights of the Emerson Group and the Vertiv Group to amend, modify or terminate the respective benefits for which they assume or retain Liability pursuant to this Section 7.2.

Section 7.3. Paid Time Off.

(a) Vertiv shall (i) assume all Liability for all vacation, holiday, floating holidays, flex days and other paid time off with respect to Vertiv Employees accrued prior to the Applicable Transfer Time and (ii) use commercially reasonable efforts to credit each Vertiv Employee with such accrual; provided, that if the Emerson Group is required to pay out such accrual to a Vertiv Employee under applicable Law, the Emerson Group shall make such payment and Vertiv shall reimburse the Emerson Group for such amount.

(b) Emerson shall (i) assume all Liability for all vacation, holiday, floating holidays, flex days and other paid time off with respect to Emerson Employees accrued prior to the Applicable Transfer Time and (ii) use commercially reasonable efforts to credit each Emerson Employee with such accrual; provided, that if the Vertiv Group is required to pay out such accrual to an Emerson Employee under applicable Law, the Vertiv Group shall make such payment and Emerson shall reimburse the Vertiv Group for such amount.

Section 7.4. Severance.

(a) The Parties will use commercially reasonable efforts, in accordance with applicable Law, to minimize the amount of severance payable to any Vertiv Employee or Emerson Employee (as applicable) in connection with both (i) the transfer of such employee’s employment between the Emerson Group and the Vertiv Group under the terms of Section 3 (such efforts to include, where applicable, offering employment on broadly comparable terms and conditions and/or recognizing seniority or entering into a Tri-Partite Agreement) and (ii) the termination of such employee’s employment. Where severance is payable under applicable Law, the Parties agree that any severance benefits to be provided by either Party in excess of the applicable statutory or contractual minimum shall be subject to the reasonable prior review and approval of the Party responsible for paying such severance in accordance with the remainder of this Section 7.4.

(b) Emerson hereby agrees to pay when due, honor and discharge (through reimbursement to Vertiv or otherwise), and no member of the Vertiv Group shall have any obligation with respect to, any severance or other termination-related payments or benefits paid or provided to (a) any Emerson Employee which were triggered on the transfer of such employee from the Vertiv Group to the Emerson Group (either under the Transfer Regulations or as a result of acceptance of an offer of employment) in connection with the transactions contemplated by the Separation Agreement, this Agreement and any Transfer Documents, and (b) any Emerson Employee (including a LOA Employee) who rejects an offer of employment from the Emerson

Group, or who opts out of, or objects to, a transfer to the Emerson Group under the Transfer Regulations with effect from the Applicable Transfer Time (to the extent the Emerson Employee has the right to opt out or object to such transfer under local applicable Law).

(c) Vertiv hereby agrees to pay when due, honor and discharge (through reimbursement to Emerson or otherwise), and no member of the Emerson Group shall have any obligation with respect to, any severance or other termination-related payments or benefits paid or provided to (a) any Vertiv Employee which were triggered on the transfer of such employee from the Emerson Group to the Vertiv Group (either under the Transfer Regulations or as a result of acceptance of an offer of employment) in connection with the transactions contemplated by the Separation Agreement, this Agreement and any Transfer Documents, (b) any Vertiv Employee (including a LOA Employee) who rejects an offer of employment from the Vertiv Group, or who opts out of, or objects to, a transfer to the Vertiv Group under the Transfer Regulations with effect from the Applicable Transfer Time (to the extent the Vertiv Employee has the right to opt out or object to such transfer under local applicable Law).

(d) Notwithstanding the foregoing, effective as of the Effective Time, all Liabilities with respect to the ASCO Severance Plan shall be assumed or retained, as applicable, by the Vertiv Group.

ARTICLE 8

General Provisions

Section 8.1. Further Assurances. (a) On and after the date hereof, Vertiv will, at the reasonable request of Emerson, execute, acknowledge and deliver all such endorsements, assurances, consents, assignments, transfers, conveyances, powers of attorney and other instruments and documents, and take such other actions necessary to effectuate the provisions of this Agreement and the transactions contemplated hereby, including obtaining the consent and approval of any Governmental Authorities or other Persons required to be obtained by Emerson.

(b) On and after the date hereof, Emerson will, at the reasonable request of Vertiv, execute, acknowledge and deliver all such endorsements, assurances, consents, assignments, transfers, conveyances, powers of attorney and other instruments and documents, and take such other actions necessary to effectuate the provisions of this Agreement and the transactions contemplated hereby, including obtaining the consent and approval of any Governmental Authorities or other Persons required to be obtained by Vertiv.

Section 8.2. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, mail or electronic mail transmission, to the following addresses:

If to Emerson, to:

Emerson Electric Co.

8000 West Florissant Avenue

P.O. Box 4100

St. Louis, MO 63136

Attention:

Facsimile No.:

E-mail:

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn:

Facsimile No.:
E-Mail:

If to Vertiv, to:

Vertiv Co.
[1050 Dearborn Drive
Columbus, OH 43085]

Attention:
Facsimile No.:
E-mail:

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Emerson and Vertiv, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 8.4. Expenses. Except as specifically provided otherwise in this Agreement, all costs and expenses incurred by the Emerson Group in connection with this Agreement and related transactions shall be paid by Emerson, and all costs and expenses incurred by the Vertiv Group in connection with this Agreement and related transactions shall be paid by Vertiv.

Section 8.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such party under this Agreement.

Section 8.6. Disputes. The dispute resolution provisions set forth in Article 8 of the Separation Agreement are incorporated by reference herein mutatis mutandis.

Section 8.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 8.8. Jurisdiction. Subject to Article 8 of the Separation Agreement, the Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from the transaction of business in the State of New York, and each of the Parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside of the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.

Section 8.9. Counterparts; Effectiveness; Third-Party Beneficiaries; Corporate Power. (a) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 6.07 of the Separation Agreement and the indemnification and release provisions of Article 4 of the Separation Agreement, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall create any obligation on the part of the Emerson Group or the Vertiv Group to employ any Business Employee for any period following the Effective Time.

(b) Emerson represents on behalf of itself and each other member of the Emerson Group, and Vertiv represents on behalf of itself and each other member of the Vertiv Group, as follows: (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization and other Laws affecting creditors’ rights generally and general principles of equity).

Section 8.10. Entire Agreement. This Agreement, the Separation Agreement, the Tax Matters Agreement, the Transition Services Agreement and any local Business Transfer Agreement constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. In the event of any conflict among the terms of such agreements, the order in which such agreements shall be interpreted and governed is as follows (with the earlier listed agreements prevailing over the later listed agreements): the Tax Matters Agreement, this Agreement, the Separation Agreement, the Transition Services Agreement and any local Business Transfer Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party or any member of their Group with respect to the transactions contemplated by this Agreement.

Section 8.11. Preservation of Rights to Amend. Nothing contained in this Agreement, expressed or implied, shall be treated as the establishment, amendment or modification of any Emerson Plan or Vertiv Plan or constitute a limitation on rights to amend, modify, merge or terminate any Emerson Plan or Vertiv Plan or any other plan, arrangement, agreement, program, or policy.

Section 8.12. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.13. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.14. Withholdings. To the extent consistent with the terms of the Tax Matters Agreement, the party that is responsible for making a payment to, or for the benefit of, an employee hereunder shall be responsible for making the appropriate withholdings, if any, attributable to such payment.

Section 8.15. Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Effective Time indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 8.16. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of its authorship of any of the provisions of this Agreement.

Section 8.17. Specific Performance. Each Party acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available (i) to obligate the breaching party to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 8.18. Performance. Each Party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

EMERSON ELECTRIC CO.

By:
Name:
Title:

VERTIV CO.

By:
Name:
Title: